EXHIBIT 4.1

FIRST AMENDMENT
TO
RIGHTS AGREEMENT

This First Amendment, dated as of May 25, 2010 (this “Amendment”), to the Rights Agreement, dated as of April 24, 2001 (the “Rights Agreement”), by and between USEC Inc., a Delaware corporation (the “Company”), and Mellon Investor Services LLC (operating with the service name BNY Mellon Shareowner Services), a New Jersey limited liability company (the “Rights Agent”).

WITNESSETH

WHEREAS, the Company and Fleet National Bank entered into a Rights Agreement, dated as of April 24, 2001;

WHEREAS, the Rights Agent was appointed successor and is currently the Rights Agent;

WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent may from time to time supplement or amend the Rights Agreement in accordance with the provisions of Section 27 thereof; and

WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company and the holders of the Rights to amend the Rights Agreement as provided herein.

NOW THEREFORE, in consideration of the foregoing and the mutual agreements set forth herein, the Company and the Rights Agent agree as follows:

1.          Any term not defined herein shall have the meaning ascribed to it in the Rights Agreement.

2.          Section 1(a) shall be amended and restated in its entirety as follows:

“(a)              “Acquiring Person” shall mean any Person, who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of fifteen percent (15%) or more of the Common Stock then outstanding, but shall not include (i) the Company, (ii) any Subsidiary of the Company, (iii) any employee benefit plan of the Company or of any Subsidiary of the Company, or any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan, or (iv) Toshiba Corporation, a corporation organized under the laws of Japan (“Toshiba”), Babcock & Wilcox Investment Company, a Delaware corporation (“B&W”), a special purpose entity jointly formed and controlled by Toshiba and B&W in connection with the Transactions (as such term is defined in that certain Securities Purchase Agreement dated as of May 25, 2010, among the Company, Toshiba and B&W (the “SPA”)) (such special purpose entity, the “SPC”) or any Wholly-Owned Affiliate of Toshiba or B&W that is a Permitted Holder (as defined in that certain Certificate of Designation for the Corporation’s Series B-1 12.75% Convertible Preferred Stock, par value $1.00 per share), provided, however, that Toshiba, B&W, the SPC or any Wholly-Owned Affiliate of Toshiba or B&W, as applicable, will become an “Acquiring Person” if, as applicable, Toshiba, B&W, the SPC or any Affiliate (as such term is defined in the SPA) of Toshiba, B&W or SPC  becomes the Beneficial Owner, individually or in the aggregate, of an aggregate of 15% or more of the Common Stock of the Company then outstanding and any of Toshiba, B&W, the SPC or any Affiliate (as such term is defined in the SPA) of Toshiba, B&W or SPC, as applicable, is the Beneficial Owner of Common Stock other than Securities (as such term is defined in the SPA) issued under the terms of the SPA or acquired pursuant to dividends thereon, or the exercise, conversion or redemption thereof.

Notwithstanding the foregoing, no Person shall become an “Acquiring Person” as the result of an acquisition of Common Stock by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares Beneficially Owned by such Person to 15% or more of the Common Stock then outstanding; provided, however, that if a Person shall become the Beneficial Owner of 15% or more of the Common Stock then outstanding solely by reason of share purchases by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of an additional one percent (1%) or more of the shares of Common Stock then outstanding (other than pursuant to a dividend or distribution paid or made by the Company on the outstanding Common Stock in Common Stock or pursuant to a split or subdivision of the outstanding Common Stock), then such Person shall be deemed to be an “Acquiring Person” unless, upon becoming the Beneficial Owner of such additional Common Stock, such Person does not Beneficially Own 15% or more of the Common Stock then outstanding.  Notwithstanding the foregoing, if the Board determines in good faith that a Person who would otherwise be an “Acquiring Person,” as defined pursuant to the foregoing provisions of this Section 1(a), has become such inadvertently (including, without limitation, because (A) such Person was unaware that it Beneficially Owned a percentage of Common Stock that would otherwise cause such Person to be an “Acquiring Person” or (B) such Person was aware of the extent of its Beneficial Ownership of Common Stock but had no actual knowledge of the consequences of such Beneficial Ownership under this Agreement) and had no intention of changing or influencing control of the Company, and such Person divests as promptly as practicable a sufficient number of shares of Common Stock so that such Person would no longer be an Acquiring Person, as defined pursuant to the foregoing provisions of this Section 1(a), then such Person shall not be deemed to be or have become an “Acquiring Person” at any time for any purposes of this Agreement.”

3.     Section 1(c) of the Rights Agreement is hereby amended and restated in its entirety as follows:

“(c)           “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities and Exchange Act of 1934, as amended and in effect on the date of the Agreement (the “Exchange Act”).”

4.     Section 1(d)(i) of the Rights Agreement is hereby amended and restated in its entirety as follows:

“(d)           A Person shall be deemed the “Beneficial Owner” of, and shall be deemed to “beneficially own,” any securities:

(i)           which such Person or any of such Person's Affiliates or Associates, directly or indirectly, has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding (whether or not in writing) or upon the exercise of conversion rights, exchange rights, rights, warrants or options (for purposes of this definition any Person who beneficially owns any shares of Other Securities shall be deemed to beneficially own the shares of Common Stock into which such Other Securities may be convertible, may receive upon redemption or otherwise may receive under any circumstances regardless of whether such conversion, redemption or other right to receive Common Stock only occurs after the passage of time, is contingent upon certain other events occurring, results only from or in connection with the transfer of the Other Securities to another Person or otherwise), or otherwise; provided, however, that a Person shall not be deemed the “Beneficial Owner” of, or to “beneficially own”, (A) securities tendered pursuant to a tender or exchange offer made by such Person or any of such Person's Affiliates or Associates until such tendered securities are accepted for purchase or exchange, (B) securities issuable upon exercise of Rights at any time prior to the occurrence of a Triggering Event (as hereinafter defined), or (C) securities issuable upon exercise of Rights from and after the occurrence of a Triggering Event which Rights were acquired by such Person  or any of such Person’s Affiliates or Associates prior to the Distribution Date (as hereinafter defined) or pursuant to Section 3(a) or Section 22 hereof (the “Original Rights”) or pursuant to Section 11(i) hereof in connection with an adjustment made with respect to any Original Rights;”

5.     Section 1(e) of the Rights Agreement is hereby amended by adding, after the phrase “institutions in the State of New York”, the phrase “or New Jersey”.

6.     Section 1 is amended by adding a new section 1(h)-1 to the Rights Agreement as follows:

“(h-1) “Wholly-Owned Affiliate” shall mean, as to any Person, any Affiliate that, directly or indirectly, is wholly-owned and controlled (other than by contract) by a Person, or any other Affiliate to which the Company, in its sole discretion, consents.

7.     Section 1 is amended by adding a new subsection (q-1) as follows:

“(q-1)           “Other Securities” shall mean the Series B-1 12.75% Convertible Preferred Stock, par value $1.00 per share, of the Company, the Series B-2 11.5% Convertible Preferred Stock, par value $1.00 per share, of the Company, the Series C Convertible Participating Preferred Stock, par value $1.00 per share, of the Company and the Class B Common Stock of the Company.”

8. Section 1(dd) of the Rights Agreement is hereby amended by adding as the final sentence thereto the following:

“Notwithstanding anything in this Agreement to the contrary, no Stock Acquisition Date shall be deemed to have occurred solely as a result of (i) the approval, execution or delivery of the SPA or any other Transaction Document (for purposes of this Section 1(dd), as such term is defined in the SPA); (ii) the announcement or consummation of the Transactions (for purposes of this Section 1(dd), as such term is defined in the SPA) or (iii) the acquisition of Securities (as such term is defined in the SPA) issued under the terms of the SPA or acquired pursuant to dividends thereon, or the exercise, conversion or redemption thereof by Toshiba, B&W, the SPC or any Wholly-Owned Affiliate of Toshiba or B&W.”

9. Section 2 of the Rights Agreement is deleted in its entirety and replaced with the following:

“SECTION 2. Appointment of Rights Agent.  The Company hereby appoints the Rights Agent to act as rights agent for the Company in accordance with the terms and conditions hereof, and the Rights Agent hereby accepts such appointment.  The Company may from time to time appoint such co-Rights Agents as it may deem necessary or desirable.  The Rights Agent shall have no duty to supervise, and in no event shall be liable for, the acts or omissions of any such co-Rights Agent.”

10. Section 3(a) of the Rights Agreement is amended by adding, immediately after “evidenced solely by such Rights Certificates.” the following:

 “The Company shall promptly notify the Rights Agent in writing upon the occurrence of the Distribution Date and, if such notification is given orally, the Company shall confirm same in writing on or prior to the Business Day next following.  Until such notice is received by the Rights Agent, the Rights Agent may presume conclusively for all purposes that the Distribution Date has not occurred.”

11. Section 3(a) of the Rights Agreement is hereby amended by adding as the final sentence thereto the following:

“Notwithstanding anything in this Agreement to the contrary, no Distribution Date shall be deemed to have occurred solely as a result of (i) the approval, execution or delivery of the SPA or any other Transaction Document (for purposes of this Section 3(a), as such term is defined in the SPA); (ii) the announcement or consummation of the Transactions (for purposes of this Section 3(a), as such term is defined in the SPA) or the consummation of any of the other transactions contemplated by the SPA or any Transaction Document or (iii) the acquisition of Securities (as such term is defined in the SPA) issued under the terms of the SPA or acquired pursuant to dividends thereon, or the exercise, conversion or redemption thereof by Toshiba, B&W, the SPC or any Wholly-Owned Affiliate of Toshiba or B&W.”

12. The third sentence of Section 6(a) of the Rights Agreement is amended by adding, immediately after “as the company shall reasonably request” the following:

 “, and paid a sum sufficient to cover any tax or charge that may be imposed in connection with any transfer, split up, combination or exchange of Right Certificates as required by Section 9(e) hereof.”

13. The penultimate sentence of Section 7(c) of the Rights Agreement is amended by changing the reference therein from “when appropriate” to “when necessary to comply with this Rights Agreement”.

14. The fourth sentence of Section 9(c) of the Rights Agreement is amended by adding, immediately after “suspension has been rescinded.” the following:

 “The Company shall notify the Rights Agent whenever it makes a public announcement pursuant to this Section 9(c) and give the Rights Agent a copy of such announcement.”

15. The last sentence of Section 9(e) of the Rights Agreement is hereby amended by adding, after the phrase “it has been established to the Company’s”, the phrase “or the Rights Agent’s”.

16. Section 11(a)(ii) of the Rights Agreement is hereby amended by adding as the final sentence thereto the following:

“The Company shall give the Rights Agent written notice of the identity of any such Acquiring Person, Associate or Affiliate, or the nominee of any of the foregoing, and the Rights Agent may rely on such notice in carrying out its duties under this Agreement and shall be deemed not to have any knowledge of the identity of any such Acquiring Person, Associate or Affiliate, or the nominee of any of the foregoing unless and until it shall have received such notice.  Notwithstanding anything in this Agreement to the contrary, no Triggering Event shall be deemed to have occurred solely as a result of (i) the approval, execution or delivery of the SPA or any other Transaction Document (for purposes of this Section 11(a)(ii), as such term is defined in the SPA); (ii) the announcement or consummation of the Transactions (for purposes of this Section 11(a)(ii), as such term is defined in the SPA) or the consummation of any of the other transactions contemplated by the SPA or any Transaction Document or (iii) the acquisition of Securities (as such term is defined in the SPA) issued under the terms of the SPA or acquired pursuant to dividends thereon, or the exercise, conversion or redemption thereof by Toshiba, B&W, the SPC and any Wholly-Owned Affiliate of Toshiba or B&W.”

17. Section 11(i) of the Rights Agreement is amended by deleting the last sentence therein and replacing it with the following:

“Right Certificates so to be distributed shall be issued, executed and delivered by the Company, and countersigned and delivered by the Rights Agent, in the manner provided for herein and shall be registered in the names of the holders of record of Right Certificates on the record date specified in the public announcement.”

18. The first sentence of Section 11(l) of the Rights Agreement is hereby amended by adding, after the phrase “may elect to defer”, the phrase “(with prompt written notice thereof to the Rights Agent)”.

19. The last sentence of Section 12 of the Rights Agreement is amended by adding, immediately before the period at the end thereof, the following:

 “and shall have no duty or liability with respect to, and shall not be deemed to have knowledge of, any adjustment or any such event unless and until it shall have received such a certificate”.

20. Section 13(a) of the Rights Agreement is hereby amended by adding as the final sentence thereto the following:

“Notwithstanding anything in this Agreement to the contrary, none of the events described in clauses (x) through (z) of Section 13(a) shall be deemed to have occurred solely as a result of (A) the approval, execution or delivery of the SPA or any other Transaction Document (for purposes of this Section 13(a), as such term is defined in the SPA); (B) the announcement or consummation of the Transactions (for purposes of this Section 13(a), as such term is defined in the SPA) or the consummation of any of the other transactions contemplated by the SPA or any Transaction Document or (C) the acquisition of Securities (as such term is defined in the SPA) issued under the terms of the SPA or acquired pursuant to dividends thereon, or the exercise, conversion or redemption thereof by Toshiba, B&W, the SPC or any Wholly-Owned Affiliate of Toshiba or B&W.”

21. Section 14 of the Rights Agreement is amended by adding a new clause (e) as follows:

 “(e)           Whenever a payment for fractional Rights or fractional shares is to be made by the Rights Agent, the Company shall (i) promptly prepare and deliver to the Rights Agent a certificate setting forth in reasonable detail the facts related to such payments and the prices and/or formulas utilized in calculating such payments, and (ii) provide sufficient monies to the Rights Agent in the form of fully collected funds to make such payments.  The Rights Agent shall be fully protected in relying upon such a certificate and shall have no duty with respect to, and shall not be deemed to have knowledge of any payment for fractional Rights or fractional shares under any Section of this Agreement relating to the payment of fractional Rights or fractional shares unless and until the Rights Agent shall have received such a certificate and sufficient monies.”

22. Section 18 of the Rights Agreement is deleted in its entirety and replaced with the following:

 “(a)  The Company agrees to pay to the Rights Agent reasonable compensation for all services rendered by it hereunder and, from time to time, on demand of the Rights Agent, its reasonable expenses and counsel fees and other disbursements incurred in the preparation, delivery, amendment, administration and execution of this Agreement and the exercise and performance of its duties hereunder.  The Company also agrees to indemnify the Rights Agent for, and to hold it harmless against, any loss, liability, damage, judgment, fine, penalty, claim, demand, settlement, cost or expense (including, without limitation, the reasonable fees and expenses of legal counsel), incurred without gross negligence, willful misconduct or bad faith on the part of the Rights Agent (which gross negligence, willful misconduct or bad faith must be determined by a final, non-appealable judgment of a court of competent jurisdiction), for any action taken, suffered or omitted by the Rights Agent in connection with the acceptance, administration, exercise and performance of its duties under this Agreement.  The costs and expenses incurred in enforcing this right of indemnification shall be paid by the Company.  The provisions of this Section 18 and Section 20 below shall survive the termination of this Agreement, the exercise or expiration of the Rights and the resignation, replacement or removal of the Rights Agent.

(b)           The Rights Agent shall be authorized and protected and shall incur no liability for, or in respect of any action taken, suffered or omitted by it in connection with its acceptance and administration of this Agreement and the exercise and performance of its duties hereunder, in reliance upon any Rights Certificate or certificate for the Preferred Stock or Common Stock or for other securities of the Company, instrument of assignment or transfer, power of attorney, endorsement, affidavit, letter, notice, direction, consent, certificate, statement, or other paper or document believed by it to be genuine and to be signed, executed and, where necessary, verified or acknowledged, by the proper Person or Persons, or otherwise upon the advice of counsel as set forth in Section 20 hereof.”

23. Section 19(a) of the Rights Agreement is hereby amended by changing the references therein from “corporation” to “Person”.

24. The first sentence of Section 20 of the Rights Agreement is hereby amended by adding, after the phrase “undertakes the duties and obligations”, the word “expressly”.

25. Section 20(a) of the Rights Agreement is deleted in its entirety and replaced by the following:

“(a)           The Rights Agent may consult with legal counsel (who may be legal counsel for the Company or an employee of the Rights Agent), and the advice or opinion of such counsel shall be full and complete authorization and protection to the Rights Agent and the Rights Agent shall incur no liability for or in respect of any action taken, suffered or omitted by it not in bad faith and in accordance with such advice or opinion.”

26. Section 20(c) of the Rights Agreement is deleted in its entirety and replaced by the following:

“(c)           The Rights Agent shall be liable hereunder to the Company and any other Person only for its own gross negligence, willful misconduct or bad faith (which gross negligence, willful misconduct or bad faith must be determined by a final, non-appealable order, judgment, decree or ruling of a court of competent jurisdiction).  Anything to the contrary notwithstanding, in no event shall the Rights Agent be liable for special, punitive, indirect, consequential or incidental loss or damage of any kind whatsoever (including but not  limited to lost  profits), even if the Rights Agent has been advised of the likelihood of such loss or damage.  Any liability of the Rights Agent under this Agreement will be limited to the aggregate amount of twenty-four (24) times the monthly administrative fees paid by the Company to the Rights Agent.”

27. Section 20(g) of the Rights Agreement is deleted in its entirety and replaced by the following:

“(g)           The Rights Agent is hereby authorized and directed to accept instructions with respect to the performance of its duties hereunder from any one of the President, any Vice President, the Treasurer or the Secretary of the Company, and to apply to such officers for advice or instructions in connection with its duties, and such instructions shall be full authorization and protection to the Rights Agent and the Rights Agent shall not be liable for or in respect of any action taken, suffered or omitted by it in accordance with instructions of any such officer or for any delay in acting while waiting for those instructions.  The Rights Agent shall be fully authorized and protected in relying upon the most recent instructions received by any such officer.  The Rights Agent shall not be liable for any action taken or suffered by, or omission of, the Rights Agent in accordance with a proposal included in any such application on or after the date specified in such application (which date shall not be less than five Business Days after the date any officer of the Company actually receives such application, unless any such officer shall have consented in writing to an earlier date) unless, prior to taking any such action (or the effective date in the case of an omission), the Rights Agent shall have received written instructions in response to such application specifying the action to be taken, suffered or omitted.”

28. Section 20(h) of the Rights Agreement is deleted in its entirety and replaced by the following:

“(h)           The Rights Agent and any stockholder, affiliate, director, officer or employee of the Rights Agent may buy, sell or deal in any of the Rights or other securities of the Company or become pecuniarily interested in any transaction in which the Company may be interested, or contract with or lend money to the Company or otherwise act as fully and freely as though the Rights Agent were not Rights Agent under this Agreement.  Nothing herein shall preclude the Rights Agent or any such stockholder, affiliate, director, officer or employee from acting in any other capacity for the Company or for any other Person.”

29. Section 20(i) of the Rights Agreement is deleted in its entirety and replaced by the following:

“(i)           The Rights Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself (through its directors, officers and employees) or by or through its attorneys or agents, and the Rights Agent shall not be answerable or accountable for any act, default, neglect or misconduct of any such attorneys or agents or for any loss to the Company or any other Person resulting from any such act, default, neglect or misconduct, absent gross negligence or bad faith in the selection and continued employment thereof (which gross negligence or bad faith must be determined by a final, non-appealable order, judgment, decree or ruling of a court of competent jurisdiction).”

30. A new Section 20(l) is hereby added to the Rights Agreement as follows:

“(l)           The Rights Agent shall not be subject to, nor be required to comply with, or determine if any Person has complied with, the SPA or any Transaction Document (for purposes of this Section 20(l), as such term is defined in the SPA) or any other agreement between or among the parties thereto, even though reference thereto may be made in this Agreement, or to determine any calculation set forth in the SPA or any Transaction Document or to determine whether any condition set forth in the SPA has been met, or to comply with any notice, instruction, direction, request or other communication, paper or document other than as expressly set forth in this Agreement.”

31. The second sentence of Section 24(b) of the Rights Agreement is hereby amended by adding, after the phrase “public notice of any such exchange”, the phrase “(with prompt written notice thereof to the Rights Agent)”.

32. Section 25(a)(v) of the Rights Agreement is hereby amended by adding, after the phrase “the Company shall give to”, the phrase “the Rights Agent and”.

33. Section 25(b) of the Rights Agreement is hereby amended by adding, after the phrase “the Company shall give to”, the phrase “the Rights Agent and”.

34. Section 26 of the Rights Agreement is hereby amended by replacing the phrase “(until another address is filed in writing by the Rights Agent with the Company)” with the phrase “(until another address is filed in writing by the Company with the Rights Agent)”.

35. Section 26 is amended by replacing the address of EquiServe Limited Partnership with the following address for Mellon Investor Services LLC:

“Mellon Investor Services LLC
500 Ross St.
AIM 154-0690
Pittsburgh, PA 15262
Attention: Relationship Manager

with a copy to:

Mellon Investor Services LLC
Newport Office Center VII
480 Washington Blvd.
Jersey City, New Jersey 07310
Attention: Legal Department”

36. Section 27 of the Rights Agreement is amended by adding, immediately at the end thereof, the following:

“Notwithstanding anything contained in this Agreement to the contrary, the Rights Agent may, but shall not be obligated to, enter into any supplement or amendment that affects the Rights Agent’s own rights, duties, obligations or immunities under this Agreement.”

37. Section 29 of the Rights Agreement is amended by adding, immediately at the end thereof, the following:

“The Rights Agent is entitled always to assume the Company’s Board of Directors acted in good faith and shall be fully protected and incur no liability in reliance thereon.”

38. A new Section 35 is hereby added to the Rights Agreement as follows:

“Section 35. Miscellaneous.  (a)           The Company acknowledges that the Rights Agent is subject to the customer identification program (“Customer Identification Program”) requirements under the USA PATRIOT Act and its implementing regulations, and that the Rights Agent must obtain, verify and record information that allows the Rights Agent to identify the Company.  Accordingly, prior to accepting an appointment hereunder, the Rights Agent may request information from the Company that will help the Rights Agent to identify the Company, including without limitation the Company’s physical address, tax identification number, organizational documents, certificate of good standing, license to do business, or any other information that the Company deems necessary.  The Company agrees that the Rights Agent cannot accept an appointment hereunder unless and until the Rights Agent verifies the Company’s identity in accordance with the Customer Identification Program requirements.

(b)           The Bank of New York Mellon Corporation (“BNYM”) has adopted an incentive compensation program designed (i) to facilitate clients gaining access to and being provided with explanations about the full range of products and services offered by BNYM and its subsidiaries and (ii) to expand and develop client relationships.  This program may lead to the payment of referral fees and/or bonuses to employees of BNYM or its subsidiaries who may have been involved in a referral that resulted in the execution of obtaining of products or services by the Company covered by this Rights Agreement or which may be ancillary or supplemental to such products or services.  Any such referral fees or bonuses are funded solely out of fees and commissions paid by the Company under this Rights Agreement or with respect to such ancillary or supplemental products or services.”

39.           This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

40.           This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

41.           Except as expressly amended hereby, the Rights Agreement shall remain in full force and effect.

42.           The undersigned officer of the Company does hereby certify to the Rights Agent that this Agreement (i) complies with the terms of Section 27 of the Rights Agreement and (ii) will not change or increase the rights, duties, liabilities or obligations of the Rights Agent under the Rights Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

USEC INC., a Delaware corporation
By: /s/ John C. Barpoulis Name: John C. Barpoulis Title: Senior Vice President and Chief Financial Officer
Mellon Investor Services LLC, as Rights Agent
By: /s/ Mitzi Shannon Name: Mitzi Shannon Title: Relationship Manager

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